EXHIBIT 21.1

LIST OF SUBSIDIARIES OF

THE FLOORING ZONE, INC.

The Company has one subsidiary:

Name of subsidiary	% ownership	Jurisdiction of Incorporation

The Flooring Zone of Georgia, Inc.	100%	Georgia